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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement, relating to $175,000,000 of 9 1/4% Series B Senior Secured Notes due 2007 of PCI Chemicals Canada Inc. on Form S-4 of our report of Pioneer Americas Acquisition Corp. ("PAAC") dated March 7, 1997, appearing in the Prospectus, which is a part of this Registration Statement, and on our report on PAAC dated March 7, 1997, relative to the financial statement schedule appearing elsewhere in this Registration Statement.

     We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

                                            Deloitte & Touche LLP

Houston, Texas
November 26, 1997